Independent Auditors' Consent


The Board of Directors and Shareholders
Permanent Portfolio Family of Funds, Inc.:


We consent to the use of our report dated March 6, 1998, except as to Note 9, which is as of March 10, 1998, on the statements of assets and liabilities, including the schedules of investments, of Permanent Portfolio Family of Funds, Inc. (comprising respectively, the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio) as of January 31, 1998, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended, in the Permanent Portfolio Family of Funds, Inc.'s Post-Effective Amendment No. 23 to the Registration Statement No. 2-75661 on Form N-1A under the Securities Act of 1933 and Amendment No. 23 to the Registration Statement No. 811-3379 on Form N-1A under the Investment Company Act of 1940. We also consent to the incorporation by reference of our report in the Statement of Additional Information.

We also consent to the reference to our Firm under the headings "Financial Highlights" and "Reports" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

Our report dated March 6, 1998, except as to Note 9, which is as of March 10, 1998, contains an explanatory paragraph that states that the Securities and Exchange Commission is involved in public administrative and cease-and-desist proceedings against the Fund's investment adviser and two of the Fund's directors and officers, for which no decision has been rendered.


/s/ KPMG Peat Marwick LLP

San Francisco, California

May 29, 1998